Exhibit 99.01
News Release

FOR IMMEDIATE RELEASE
CONTACT:
Melissa Martin	Helyn Corcos
Symantec Corp.	Symantec Corp.
408-517-8475	408-517-8324
Melissa_martin@symantec.com	hcorcos@symantec.com
Symantec Closes Fiscal Year 2008 with Record Revenue and Earnings
Results Driven by Strong Worldwide Sales Activity and Solid Execution
CUPERTINO, Calif. — April 30, 2008 — Symantec Corp. (Nasdaq: SYMC) today reported results of its fiscal fourth quarter and the fiscal year 2008, ended March 28, 2008. GAAP revenue for the March 2008 quarter was $1.540 billion and non-GAAP revenue was $1.548 billion, up 13 percent over the comparable period a year ago. For the fiscal year, GAAP revenue was $5.874 billion and non-GAAP revenue was $5.937 billion. On a non-GAAP basis, 2008 fiscal year revenue grew 13 percent compared to the 2007 fiscal year’s non-GAAP revenue of $5.253 billion.
GAAP operating margins for the March 2008 quarter were 13.9 percent and fiscal year 2008 GAAP operating margins were 10.3 percent. Non-GAAP operating margins for the March 2008 quarter were 27.8 percent, up 540 basis points year-over-year. Fiscal year 2008 non-GAAP operating margins were 26.6 percent, up approximately 100 basis points versus fiscal year 2007.
GAAP Results: GAAP net income for the fiscal fourth quarter was $186 million, compared to $61 million for the same quarter last year. GAAP diluted earnings per share were $0.22, compared to earnings per share of $0.07 for the same quarter last year. For fiscal year 2008, Symantec reported GAAP net income of $464 million, compared to net income of $404 million for fiscal year 2007. GAAP diluted earnings per share were $0.52, up 27 percent compared to earnings per share of $0.41 for fiscal year 2007.
Non-GAAP Results: Non-GAAP net income for fiscal fourth quarter was $309 million, compared to $227 million for the same quarter last year. Non-GAAP diluted earnings per share were $0.36, up 50 percent compared to earnings per share of $0.24 for the year ago quarter. For fiscal year 2008, Symantec reported non-GAAP net income of $1.127 billion, compared to $992 million in fiscal year 2007. Non-GAAP diluted earnings per share for the year were $1.27, up 26 percent compared to earnings per share of $1.01 for fiscal year 2007. For a detailed reconciliation of our GAAP to non-GAAP results, please refer to the attached consolidated financial statements.
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Symantec Closes Fiscal Year 2008 with Record Revenue and Earnings

GAAP deferred revenue at the end of March 2008 was $3.077 billion. Non-GAAP deferred revenue grew 11 percent to $3.088 billion compared to $2.772 billion at the end of March 2007.
Cash flow from operating activities for the March 2008 quarter was $674 million, compared to $567 million for the March 2007 quarter. Cash flow from operating activities for fiscal year 2008 was $1.819 billion, up 9 percent compared to $1.666 billion for fiscal year 2007.
“Our team executed very well across the board and made significant progress in selling the broader portfolio of products and services to customers,” said John W. Thompson, chairman and chief executive officer, Symantec. “With the strongest product portfolio we’ve had in years and a solid pipeline, we are well positioned for a strong start and continued success in fiscal year 2009.”
Financial Highlights
For the quarter, Symantec’s Storage and Server Management segment represented 37 percent of total non-GAAP revenue and grew 11 percent year-over-year. The Consumer business represented 29 percent of total non-GAAP revenue and grew 10 percent year-over-year. The Security and Compliance segment represented 28 percent of total non-GAAP revenue and grew 21 percent year-over-year. Services represented 6 percent of total non-GAAP revenue and grew 12 percent year-over-year.
International revenues represented 53 percent of total non-GAAP revenue in the March 2008 quarter and grew 15 percent year-over-year. The Europe, Middle East and Africa region represented 34 percent of total non-GAAP revenue for the quarter and grew 17 percent year-over-year. The Asia Pacific/Japan revenue for the quarter represented 15 percent of total non-GAAP revenue and grew 19 percent year-over-year. The Americas, including the United States, Latin America and Canada, represented 51 percent of total non-GAAP revenue and increased 10 percent year-over-year.
June Quarter 2008 Guidance
For the June 2008 quarter, ending July 4, 2008, GAAP revenue is estimated between $1.550 billion and $1.590 billion. GAAP diluted earnings per share are estimated between $0.17 and $0.19.
Non-GAAP revenue for the quarter is estimated between $1.555 billion and $1.595 billion. Non-GAAP diluted earnings per share are estimated between $0.34 and $0.36.
GAAP deferred revenue is expected to be in the range of $2.905 billion and $3.005 billion. Non-GAAP deferred revenue is expected to be in the range of $2.910 billion and $3.010 billion.
Cash flow from operations is expected to exceed the June 2007 result of $351 million.
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Symantec Closes Fiscal Year 2008 with Record Revenue and Earnings

Quarterly Highlights
•	Symantec signed 449 agreements worldwide versus 391 in the same period a year ago with a contract value of more than $300,000 each. Of the 449 agreements, 115 had a value of more than $1 million each versus 101 in the same period a year ago. In the March 2008 quarter, almost 80 percent of the large deals were multiple product deals.
•	Symantec signed new or extended agreements with customers including the Washington State Department of Information Services, which provides technology leadership for government agencies throughout Washington; AgFirst Farm Credit Bank, which provides funding and financial services for 23 farmer-owned financial cooperatives in 15 eastern states and Puerto Rico; Provincial Health Services Authority, one of six health authorities in British Columbia; CanadaCarestream Health, formerly Eastman Kodak Company’s Health Group; Qualcomm Incorporated, a leading developer and innovator of advanced wireless technologies and data solutions; Gerdau S/A, the world’s 11th largest steelmaker and the largest producer of long steel in the Americas; MGM MIRAGE, an entertainment and development company with interest in more than 20 resort properties; LG N-Sys, a leading provider of systems and solutions in Korea; Sun Microsystems Ltd, the UK & Ireland division of the Global Technology Developer; and Ersel, the Italian financial services company specializing in portfolio management and stock brokerage.
Conference Call
Symantec has scheduled a conference call for 5 p.m. ET/2 p.m. PT today to discuss the results from the fiscal fourth quarter and fiscal year 2008 and to review guidance. Interested parties may access the conference call on the Internet at http://www.symantec.com/invest. To listen to the live call, please go to the Web site at least 15 minutes early to register, download, and install any necessary audio software. A replay and script of our officers’ remarks will be available on the investor relations’ home page shortly after the call is completed.
About Symantec
Symantec is a global leader in providing security, storage and systems management solutions to help businesses and consumers secure and manage their information. Headquartered in Cupertino, Calif., Symantec has operations in more than 40 countries. More information is available at www.symantec.com.
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NOTE TO EDITORS: If you would like additional information on Symantec Corporation and its products, please visit the Symantec News Room at http://www.symantec.com/news. All prices noted are in U.S. dollars and are valid only in the United States.
Symantec and the Symantec Logo are trademarks or registered trademarks of Symantec Corporation or its affiliates in the U.S. and other countries. Other names may be trademarks of their respective owners.

Symantec Closes Fiscal Year 2008 with Record Revenue and Earnings

FORWARD-LOOKING STATEMENTS: This press release contains statements regarding our financial and business results, which may be considered forward-looking within the meaning of the U.S. federal securities laws, including statements relating to projections of future revenue, earnings per share, deferred revenue and cash flow from operations, as well as projections of amortization of acquisition-related intangibles and stock-based compensation and restructuring charges. These statements are subject to known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ materially from results expressed or implied in this press release. Such risk factors include those related to: maintaining customer and partner relationships; the anticipated growth of certain market segments, particularly with regard to security and storage; the competitive environment in the software industry; changes to operating systems and product strategy by vendors of operating systems; fluctuations in currency exchange rates; the timing and market acceptance of new product releases and upgrades; the successful development of new products and integration of acquired businesses, and the degree to which these products and businesses gain market acceptance. Actual results may differ materially from those contained in the forward-looking statements in this press release. Additional information concerning these and other risk factors is contained in the Risk Factors section of our Form 10-K for the year ended March 30, 2007.
USE OF NON-GAAP FINANCIAL INFORMATION: Our results of operations have undergone significant change due to a series of acquisitions, the impact of SFAS 123(R) and other corporate events. To help our readers understand our past financial performance and our future results, we supplement the financial results that we provide in accordance with generally accepted accounting principles, or GAAP, with non-GAAP financial measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies. Our non-GAAP results are not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP. Our management regularly uses our supplemental non-GAAP financial measures internally to understand, manage and evaluate our business and make operating decisions. These non-GAAP measures are among the primary factors management uses in planning for and forecasting future periods. Investors are encouraged to review the reconciliation of our non-GAAP financial measures to the comparable GAAP results, which is attached to our quarterly earnings release and which can be found, along with other financial information, on the investor relations page of our Web site at www.symantec.com/invest.

SYMANTEC CORPORATION
Condensed Consolidated Balance Sheets
(In thousands)

	March 31,
	2008	2007
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,890,225	$2,559,034
Short-term investments	536,728	428,619
Trade accounts receivable, net	758,200	666,968
Inventories	34,138	42,183
Current deferred income taxes	193,775	165,323
Other current assets	316,852	208,920

Total current assets	3,729,918	4,071,047
Property and equipment, net	1,001,750	1,092,240
Acquired product rights, net	648,950	909,878
Other intangible assets, net	1,243,524	1,245,638
Goodwill	11,207,357	10,340,348
Investment in joint venture	150,000	—
Other long-term assets	55,291	63,987
Long-term deferred income taxes	55,304	27,732

Total assets	$18,092,094	$17,750,870

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$169,631	$149,131
Accrued compensation and benefits	431,345	307,824
Current deferred revenue	2,661,515	2,387,733
Other current liabilities	264,832	234,915
Income taxes payable	72,263	238,486
Short-term borrowing	200,000	—

Total current liabilities	3,799,586	3,318,089
Convertible senior notes	2,100,000	2,100,000
Long-term deferred revenue	415,054	366,050
Long-term deferred tax liabilities	219,341	343,848
Long-term income taxes payable	478,743	—
Other long-term liabilities	106,187	21,370

Total liabilities	7,118,911	6,149,357
Stockholders’ equity:
Common stock	8,393	8,994
Additional paid-in capital	9,139,084	10,061,144
Accumulated other comprehensive income	159,792	182,933
Retained earnings	1,665,914	1,348,442

Total stockholders’ equity	10,973,183	11,601,513

Total liabilities and stockholders’ equity	$18,092,094	$17,750,870

SYMANTEC CORPORATION
Condensed Consolidated Statements of Income
(In thousands, except earnings per share data)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
	(Unaudited)		(Unaudited)
Net revenues:
Content, subscriptions, and maintenance	$1,190,440	$1,051,112	$4,561,566	$3,917,572
Licenses	349,301	306,105	1,312,853	1,281,794

Total net revenues	1,539,741	1,357,217	5,874,419	5,199,366
Cost of revenues:
Content, subscriptions, and maintenance	206,746	210,888	826,339	823,525
Licenses	13,230	10,502	44,664	49,968
Amortization of acquired product rights	86,403	84,873	349,327	342,333

Total cost of revenues	306,379	306,263	1,220,330	1,215,826

Gross profit	1,233,362	1,050,954	4,654,089	3,983,540
Operating expenses:
Sales and marketing	623,592	575,546	2,415,264	2,007,651
Research and development	223,314	218,468	895,242	866,882
General and administrative	92,792	79,266	347,642	316,783
Amortization of other purchased intangible assets	56,284	49,932	225,131	201,502
Restructuring	22,031	50,758	73,914	70,236
Integration	—	744	—	744
Loss on sale of assets	1,928	—	94,616	—

Total operating expenses	1,019,941	974,714	4,051,809	3,463,798

Operating income	213,421	76,240	602,280	519,742
Interest income	16,899	30,503	76,896	122,043
Interest expense	(9,095)	(6,246)	(29,480)	(27,233)
Settlements of litigation	58,500	—	58,500	—
Other income (expense), net	3,444	5,568	4,327	17,070

Income before income taxes	283,169	106,065	712,523	631,622
Provision for income taxes	96,783	45,171	248,673	227,242

Net income	$186,386	$60,894	$463,850	$404,380

Earnings per share — basic	$0.22	$0.07	$0.53	$0.42

Earnings per share — diluted	$0.22	$0.07	$0.52	$0.41

Weighted-average shares outstanding — basic	842,432	914,601	867,562	960,575

Weighted-average shares outstanding — diluted	856,747	932,985	884,136	983,261

SYMANTEC CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Year Ended March 31,
	2008	2007
	(Unaudited)
OPERATING ACTIVITIES:
Net income	$463,850	$404,380
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	824,109	811,443
Stock-based compensation expense	163,695	153,880
Impairment of equity investments	1,000	2,841
Write-down of assets	1,200	—
Deferred income taxes	(180,215)	11,173
Income tax benefit from the exercise of stock options	29,443	43,118
Excess income tax benefit from the exercise of stock options	(26,151)	(25,539)
Loss (gain) on sale of assets	97,463	(19,937)
Net (gain) on settlements of litigation	(58,500)	—
Other	(894)	912
Net change in assets and liabilities, excluding effects of acquisitions:
Trade accounts receivable, net	(7,002)	33,714
Inventories	10,791	10,324
Accounts payable	667	(25,623)
Accrued compensation and benefits	97,133	23,169
Deferred revenue	126,716	399,517
Income taxes payable	150,919	(181,926)
Other	124,429	24,789

Net cash provided by operating activities	1,818,653	1,666,235
INVESTING ACTIVITIES:
Purchase of property and equipment	(273,807)	(419,749)
Proceeds from sale of property and equipment	104,715	121,464
Purchase of intangible assets	—	(13,300)
Cash payments for business acquisitions, net of cash and cash equivalents acquired	(1,162,455)	(33,373)
Investment in Joint Venture	(150,000)	—
Purchases of available-for-sale securities	(1,233,954)	(226,905)
Proceeds from sales of available-for-sale securities	1,189,283	349,408

Net cash used in (provided by) investing activities	(1,526,218)	(222,455)
FINANCING ACTIVITIES:
Sale of common stock warrants	—	326,102
Repurchase of common stock	(1,499,995)	(2,846,312)
Net proceeds from sales of common stock under employee stock benefit plans	224,152	230,295
Proceeds from debt issuance	—	2,067,299
Purchase of bond hedge	—	(592,490)
Proceeds from short-term borrowing	200,000	—
Excess income tax benefit from the exercise of stock options	26,151	25,539
Repayment of other long-term liability	(11,724)	(520,000)
Tax payments related to restricted stock issuance	(4,137)	—

Net cash used in financing activities	(1,065,553)	(1,309,567)
Effect of exchange rate fluctuations on cash and cash equivalents	104,309	109,199

(Decrease) increase in cash and cash equivalents	(668,809)	243,412
Beginning cash and cash equivalents	2,559,034	2,315,622

Ending cash and cash equivalents	$1,890,225	$2,559,034

Supplemental schedule of non-cash transactions:
Fair value of options assumed, restricted stock awards and restricted stock units in connection with acquisitions	$35,054	$—
Supplemental cash flow disclosures:
Income taxes paid (net of refunds) during the year	$181,089	$384,771
Interest expense paid during the year	$22,659	$10,108

Symantec Corporation
Reconciliation of Non-GAAP Adjustments
Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
NET REVENUES:
GAAP net revenues	$1,539,741	$1,357,217	$5,874,419	$5,199,366
Deferred revenue related to acquisitions(1)	8,246	7,565	62,770	53,298

Non-GAAP net revenues	$1,547,987	$1,364,782	$5,937,189	$5,252,664

GROSS PROFIT:
GAAP gross profit	$1,233,362	$1,050,954	$4,654,089	$3,983,540
Deferred revenue related to acquisitions(1)	8,246	7,565	62,770	53,298
Stock-based compensation (2)	3,960	3,454	16,734	16,437
Amortization of acquired product rights (3)	86,403	84,873	349,327	342,333

Gross profit adjustment	98,609	95,892	428,831	412,068

Non-GAAP gross profit	$1,331,971	$1,146,846	$5,082,920	$4,395,608

OPERATING EXPENSES:
GAAP operating expenses	$1,019,941	$974,714	$4,051,809	$3,463,798
Stock-based compensation (2)	(38,582)	(31,639)	(146,961)	(137,403)
Amortization of other intangible assets (3)	(56,284)	(49,932)	(225,131)	(201,502)
Restructuring (4)	(22,031)	(50,758)	(73,914)	(70,236)
Write-down of assets (5)	—	—	(1,200)	—
Loss on sale of assets (6)	(1,928)	—	(94,616)	—
Executive incentive bonuses (7)	104	—	(3,436)	(3,995)
Integration (8)	—	(744)	(441)	(744)

Operating expense adjustment	(118,721)	(133,073)	(545,699)	(413,880)

Non-GAAP operating expenses	$901,220	$841,641	$3,506,110	$3,049,918

OPERATING INCOME:
GAAP operating income	$213,421	$76,240	$602,280	$519,742
Gross profit adjustment	98,609	95,892	428,831	412,068
Operating expense adjustment	118,721	133,073	545,699	413,880

Non-GAAP operating income	$430,751	$305,205	$1,576,810	$1,345,690

NET INCOME:
GAAP net income	$186,386	$60,894	$463,850	$404,380
Gross profit adjustment	98,609	95,892	428,831	412,068
Operating expense adjustment	118,721	133,073	545,699	413,880
Gain on sale of assets (9)	—	(3,223)	(3,277)	(19,988)
Settlements of litigation (10)	(58,500)	—	(58,500)	—
Income tax effect on above items (11)	(35,786)	(59,869)	(250,092)	(217,863)

Non-GAAP net income	$309,430	$226,767	$1,126,511	$992,477

EARNINGS PER SHARE — DILUTED:
GAAP earnings per share	$0.22	$0.07	$0.52	$0.41
Stock-based compensation adjustment per share, net of tax (2)	0.04	0.03	0.14	0.12
Other non-GAAP adjustments per share, net of tax (1, 3-10)	0.10	0.14	0.61	0.48

Non-GAAP earnings per share	$0.36	$0.24	$1.27	$1.01

WEIGHTED-AVERAGE SHARES OUTSTANDING — DILUTED:
GAAP weighted-average shares outstanding	856,747	932,985	884,136	983,261

The non-GAAP financial measures included in the tables above are non-GAAP net revenues, non-GAAP net income and non-GAAP earnings per share, which adjust for the following items: business combination accounting entries, stock-based compensation expense, restructuring charges, charges related to the amortization of intangible assets, litigation settlements, write-downs of assets and certain other items. We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provides meaningful supplemental information regarding the Company’s operating performance for the reasons discussed below. Our management uses these non-GAAP financial measures in assessing the Company’s operating results, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers and that investors benefit from an understanding of these non-GAAP financial measures.

(1)	Fair value adjustment to deferred revenue. We have completed numerous business combinations and acquisitions for a variety of strategic purposes over the past several years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this revenue provides useful information to our management as well as to investors.

(2)	Stock-based compensation. Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with Statement of Financial Accounting Standards Number 123(R), or SFAS 123(R). When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Further, we believe it is useful to investors to understand the impact of SFAS 123(R) to our results of operations. For the three months and twelve months ended March 31, 2008 and 2007, respectively, stock-based compensation was allocated as follows:

	Three Months Ended		Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Cost of revenues	$3,960	$3,454	$16,734	$16,437
Sales and marketing	15,748	12,084	58,181	55,855
Research and development	14,158	12,325	57,597	57,132
General and administrative	8,676	7,230	31,183	24,416

Total stock based compensation	$42,542	$35,093	$163,695	$153,840

(3)	Amortization of acquired product rights and other intangible assets. When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate this amortization charge from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(4)	Restructuring. We have engaged in various restructuring activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services, and excess facilities. Each restructuring has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.

(5)	Write-down of assets. During the December 2007 quarter, we recorded a $1.2 million write-down on a facility classified as held for sale.

(6)	Loss on sale of assets. During the September 2007 quarter, management determined that certain tangible and intangible assets and liabilities of the Storage and Server Management segment (formally the Data Center Management segment) did not meet the long term strategic objectives of the segment, and we recorded a write-down of $87 million to value these assets and liabilities at the respective estimated fair value. We adjusted this amount to $93 million in the December 2007 quarter and to $95 million in the March 2008 quarter. On March 8, 2008 these assets were sold to a third party.

(7)	Executive incentive bonuses. We have excluded bonuses related to acquisitions and executive sign-on bonuses for newly hired executives. We expect the benefit from these hires and retentions to extend over an indeterminate future period, but under GAAP we are required to expense the entire cost of the bonus in the period paid. We exclude these amounts to provide better comparability of the periods that include and do not include these charges. We believe that investors benefit from an understanding of our operating results for the periods presented without giving effect to these charges.

(8)	Integration. These charges consist of expenses incurred for consulting services and other professional fees associated with integration activities of acquisitions. Because these expenses are non-recurring and unique to specific acquisitions, we believe they are not indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.

(9)	Gain on sale of assets. We exclude these gains because each is a unique one-time occurrence that is not closely related to, or a function of, our ongoing operations.

(10)	Settlements of litigation. This gain represents the net effect of a charge incurred from our settlements of litigation that was pending against Veritas when we acquired it in July 2005 and a gain from our settlement of certain intellectual property-related matters. We exclude the impact of these settlements because we do not consider the defense and prosecution of these pieces of litigation to be part of the ongoing operation of our business and because of the singular nature of the claims underlying each matter.

(11)	Income tax effect on above items. This amount adjusts the provision for income taxes to reflect the effect of the non-GAAP adjustments on non-GAAP net income.

SYMANTEC CORPORATION
Reconciliation of GAAP Revenue Components to Non-GAAP Revenue Components
(In thousands)
(Unaudited)

	FY 2008			Three Months Ended Mar 31, 2008			Three Months Ended Dec 31, 2007			Three Months Ended Sep 30, 2007			Three Months Ended Jun 30, 2007
	Non-GAAP			Non-GAAP			Non-GAAP			Non-GAAP			Non-GAAP
	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (1)	Non-GAAP

Net Revenues	$5,874,419	$62,770	$5,937,189	$1,539,741	$8,246	$1,547,987	$1,515,251	$13,775	$1,529,026	$1,419,089	$18,243	$1,437,332	$1,400,338	$22,506	$1,422,844

Revenue by Segment (2)
Security & Compliance Group	$1,630,133	$47,382	$1,677,515	$432,559	$6,410	$438,969	$416,666	$10,315	$426,981	$391,287	$13,845	$405,132	$389,621	$16,812	$406,433
Storage and Server Management Group	2,136,307	15,386	2,151,693	561,076	1,834	562,910	561,695	3,460	565,155	507,956	4,398	512,354	505,580	5,694	511,274
Consumer	1,746,089	—	1,746,089	448,625	—	448,625	440,206	—	440,206	433,508	—	433,508	423,750	—	423,750
Services	359,955	—	359,955	96,610	—	96,610	96,189	—	96,189	86,010	—	86,010	81,146	—	81,146
Other (3)	$1,935	$2	$1,937	$871	$2	$873	$495	$—	$495	$328	$—	$328	$241	$—	$241

Revenue by Geography:
Americas (4)	$3,095,492	$42,482	$3,137,974	$799,756	$6,051	$805,807	$779,817	$9,258	$789,075	$764,470	$12,222	$776,692	$751,449	$14,951	$766,400
EMEA	1,963,319	17,349	1,980,668	520,049	1,794	521,843	524,981	3,879	528,860	460,485	5,191	465,676	457,804	6,485	464,289
Asia Pacific/Japan	$815,608	$2,939	$818,547	$219,936	$401	$220,337	$210,453	$638	$211,091	$194,134	$830	$194,964	$191,085	$1,070	$192,155

Total U.S. Revenue	$2,814,444	$41,783	$2,856,227	$729,095	$5,980	$735,075	$708,186	$9,080	$717,266	$695,517	$12,027	$707,544	$681,646	$14,696	$696,342
Total International Revenue	$3,059,975	$20,987	$3,080,962	$810,646	$2,266	$812,912	$807,065	$4,695	$811,760	$723,572	$6,216	$729,788	$718,692	$7,810	$726,502
SYMANTEC CORPORATION
Reconciliation of GAAP Revenue
(In thousands)
(Unaudited)

	FY 2007			Three Months Ended Mar 31, 2007			Three Months Ended Dec 31, 2006			Three Months Ended Sep 30, 2006			Three Months Ended Jun 30, 2006
	Non-GAAP			Non-GAAP			Non-GAAP			Non-GAAP			Non-GAAP
	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (1)	Non-GAAP	GAAP	Adjustments (1)	Non-GAAP

Net Revenues	$5,199,366	$53,298	$5,252,664	$1,357,217	$7,565	$1,364,782	$1,315,873	$10,468	$1,326,341	$1,260,408	$12,984	$1,273,392	$1,265,868	$22,281	$1,288,149

Revenue By Segment: (2)
Security & Compliance Group	$1,408,906	$3,779	$1,412,685	$360,722	$572	$361,294	$361,467	$823	$362,290	$340,452	$948	$341,400	$346,265	$1,436	$347,701
Storage and Server Management Group	1,906,607	49,317	1,955,924	501,790	6,993	508,783	479,758	9,645	489,403	459,151	12,036	471,187	465,908	20,643	486,551
Consumer	1,590,505	—	1,590,505	408,200	—	408,200	406,145	—	406,145	394,382	—	394,382	381,778	—	381,778
Services	293,226	202	293,428	86,439	—	86,439	68,517	—	68,517	66,356	—	66,356	71,914	202	72,116
Other (3)	$122	$—	$122	$66	$—	$66	$(14)	$—	$(14)	$67	$—	$67	$3	$—	$3

Revenue by Geography:
Americas (4)	$2,840,570	$35,495	$2,876,065	$729,747	$4,711	$734,458	$720,611	$6,832	$727,443	$696,367	$9,071	$705,438	$693,845	$14,881	$708,726
EMEA	1,644,177	13,244	1,657,421	442,395	2,339	444,734	417,813	2,987	420,800	386,422	3,166	389,588	397,547	4,752	402,299
Asia Pacific/Japan	$714,619	$4,559	$719,178	$185,075	$515	$185,590	$177,449	$649	$178,098	$177,619	$747	$178,366	$174,476	$2,648	$177,124

Total U.S. Revenue	$2,560,194	$33,403	$2,593,597	$654,748	$4,401	$659,149	$650,721	$6,467	$657,188	$628,614	$8,659	$637,273	$626,111	$13,876	$639,987
Total International Revenue	$2,639,172	$19,895	$2,659,067	$702,469	$3,164	$705,633	$665,152	$4,001	$669,153	$631,794	$4,325	$636,119	$639,757	$8,405	$648,162
We include certain non-GAAP revenue and deferred revenue components in the tracking and forecasting of our revenue and management of our business. This includes non-GAAP revenue associated with deferred revenue that was excluded as a result of purchase accounting adjustments related to acquisitions. We believe the non-GAAP revenue measures set forth above are useful to investors, and such items are used by our management, because this revenue is reflective of our ongoing operating results.

(1)	We have completed numerous business combinations and acquisitions for a variety of strategic purposes over the past several years. As is the case with our existing business, at the time of acquisition, acquired business had recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our for our pre-existing products and services. We believe that the inclusion of this revenue provides useful information to our management as well as to investors.

(2)	During the March 2008 quarter, we modified the segment reporting structure to more readily match business operational changes as a result of the January 2008 promotion of Enrique Salem to Chief Operating Officer of Symantec. The following changes have been made to our segment reporting structure: (i) the Security and Data Management Group is now known as the Security and Compliance Group; (ii) the Altiris segment, in its entirety, has been moved into the Security and Compliance Group; (iii) the Data Center Management Group is now known as the Storage and Server Management Group; and (iv) we have moved the Backup Exec products to the Storage and Server Management Group from the Security and Data Management Group. There were no changes to the Consumer, Services, or Other segments. The new business structure more directly aligns the operating segments with markets and customers, and we believe will establish more direct lines of reporting responsibilities, speed decision making, and enhance the ability to pursue strategic growth opportunities. Data shown from the prior periods have been reclassified to match the current reporting structure.

(3)	Other includes product lines nearing the end of their life cycle. See Item 15, Footnote 15 in our March 2007 10-K.

(4)	The Americas includes the United States, Latin America, and Canada.

SYMANTEC CORPORATION
Reconciliation of GAAP deferred revenue
to Non-GAAP deferred revenue
(in thousands)
(Unaudited)

Balances as of:	Jun 30, 2006	Sep 30, 2006	Dec 31, 2006	Mar 31, 2007	Jun 30, 2007	Sep 30, 2007	Dec 31, 2007	Mar 31, 2008
Deferred revenue reconciliation
GAAP deferred revenue	$2,305,334	$2,325,355	$2,559,201	$2,753,783	$2,664,775	$2,598,597	$2,877,173	$3,076,569
Add back:
Deferred revenue related to acquisitions (1)	35,247	22,263	25,448	17,958	44,007	25,888	19,856	11,662

Non-GAAP deferred revenue	$2,340,581	$2,347,618	$2,584,649	$2,771,741	$2,708,782	$2,624,485	$2,897,029	$3,088,231

We include certain non-GAAP revenue and deferred revenue components in the tracking and forecasting of our revenue and management of our business. This includes non-GAAP revenue associated with deferred revenue that was excluded as a result of purchase accounting adjustments related to acquisitions. We believe the non-GAAP deferred revenue measures set forth above are useful to investors, and such items are used by our management, because this revenue is reflective of our ongoing operating results.

(1)	We have completed numerous business combinations and acquisitions for a variety of strategic purposes over the past several years. As is the case with our existing business, at the time of acquisition, these acquired businesses had recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this deferred revenue provides useful information to our management as well as to investors.

SYMANTEC CORPORATION
Guidance — Reconciliation of Projected GAAP Revenue, Deferred Revenue and Earnings per Share
to Non-GAAP Revenue, Deferred Revenue and Earnings per Share
(Unaudited)

Three Months Ended:
June 30, 2008
Revenue reconciliation (in millions)
GAAP revenue range	$1,550 - $1,590
Add back:
Deferred revenue related to acquisitions (1)	5

Non-GAAP revenue range	$1,555 - $1,595

Earnings per share reconciliation
GAAP earnings per share range	$0.17 - $0.19
Add back:
Stock-based compensation, net of tax (2)	0.04
Deferred revenue related to acquisitions, amortization of acquired product rights and other intangible assets, and restructuring net of tax (1,3,4)	0.13

Non-GAAP earnings per share range	$0.34 - $0.36

As of :
June 30, 2008
Deferred revenue reconciliation (in millions)
GAAP deferred revenue range	$2,905 - $3,005
Add back:
Deferred revenue related to acquisitions (1)	5

Non-GAAP deferred revenue range	$2,910 - $3,010

We believe the presentation of these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding the Company’s operating performance by excluding certain items that may not be indicative of the Company’s core business, operating results or future outlook. Our management uses, and believes that investors benefit from referring to, these non-GAAP financial measures in assessing the Company’s operating results both as a consolidated entity and at the business unit level, as well as when planning, forecasting and analyzing future periods. We believe that these non-GAAP financial measures also facilitate comparisons of the Company’s performance to prior periods and to our peers. These measures are used by our management for the reasons associated with each of the adjusting items as described below.

(1)	Fair value adjustment to deferred revenue. We have completed numerous business combinations and acquisitions for a variety of strategic purposes over the past several years. As is the case with our existing business, at the time of acquisition, these acquired businesses recorded deferred revenue related to past transactions for which revenue would be recognized in future periods as revenue recognition criteria are satisfied. The purchase accounting entries for these acquisitions require us to write down a portion of this deferred revenue to its then current fair value. Consequently, in post acquisition periods, we do not recognize the full amount of this deferred revenue. When measuring the performance of our business, however, we add back non-GAAP revenue associated with certain types of deferred revenue that were excluded as a result of these purchase accounting adjustments, as we believe that this provides information about the operating impact of the acquired businesses in a manner consistent with the revenue recognition for our pre-existing products and services. We believe that the inclusion of this revenue and deferred revenue provides useful information to our management as well as to investors.

(2)	Stock-based compensation. Consists of expenses for employee stock options, restricted stock units, restricted stock awards and our employee stock purchase plan determined in accordance with Statement of Financial Accounting Standards Number 123(R), or SFAS 123(R). When evaluating the performance of our individual business units and developing short and long term plans, we do not consider stock-based compensation charges. Our management team is held accountable for cash-based compensation, but we believe that management is limited in its ability to project the impact of stock-based compensation and accordingly is not held accountable for its impact on our operating results. Although stock-based compensation is necessary to attract and retain quality employees, our consideration of stock based compensation places its primary emphasis on overall shareholder dilution rather than the accounting charges associated with such grants. In addition, for comparability purposes, we believe it is useful to provide a non-GAAP financial measure that excludes stock-based compensation in order to better understand the long-term performance of our core business and to facilitate the comparison of our results to the results of our peer companies. Furthermore, unlike cash compensation, the value of stock-based compensation is determined using a complex formula that incorporates factors, such as market volatility, that are beyond our control. Further, we believe it is useful to investors to understand the impact of SFAS 123(R) to our results of operations.

(3)	Amortization of acquired product rights and other intangible assets. When conducting internal development of intangible assets, accounting rules require that we expense the costs as incurred. In the case of acquired businesses, however, we are required to allocate a portion of the purchase price to the accounting value assigned to intangible assets acquired and amortize this amount over the estimated useful lives of the acquired intangibles. The acquired company, in most cases, has itself previously expensed the costs incurred to develop the acquired intangible assets, and the purchase price allocated to these assets is not necessarily reflective of the cost we would incur in developing the intangible asset. We eliminate this amortization charge from our non-GAAP operating results to provide better comparability of pre and post-acquisition operating results and comparability to results of businesses utilizing internally developed intangible assets.

(4)	Restructuring. We have engaged in various restructuring activities over the past several years that have resulted in costs associated with severance, benefits, outplacement services, and excess facilities. Each restructuring has been a discrete event based on a unique set of business objectives or circumstances, and each has differed from the others in terms of its operational implementation, business impact and scope. We do not engage in restructuring activities in the ordinary course of business. While our operations previously benefited from the employees and facilities covered by our various restructuring charges, these employees and facilities have benefited different parts of our business in different ways, and the amount of these charges has varied significantly from period to period. We believe that it is important to understand these charges; however, we do not believe that these charges are indicative of future operating results and that investors benefit from an understanding of our operating results without giving effect to them.